ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is dated as November 16, 2000 by and among (i) Footstar Corporation, a Texas corporation (the "Buyer"), (ii) J. Baker, Inc., a Massachusetts corporation ("J. Baker"), and (iii) JBI, Inc., a Massachusetts corporation ("JBI"), Morse Shoe, Inc., a Delaware corporation ("Morse"), and those other subsidiaries of J. Baker, if any, which after the date hereof may be added as parties to this Agreement and identified as Selling Subsidiaries on the signature page hereof (JBI, Morse and each such other subsidiary a "Selling Subsidiary," collectively, the Selling Subsidiaries," and together with J. Baker, the "Seller" or the "Selling Entities").


                                    RECITALS

         J. Baker and its subsidiaries (together, "Baker") operate several different business segments. Baker desires to dispose of its footwear businesses (the "Business") in which it operates licensed footwear departments (the "Footwear Departments") in discount, department, and specialty stores operated by independent third parties at the store locations listed on Schedule A (the "Stores"). This Agreement relates only to the Business and not to Baker's other businesses, which includes, without limitation, its big and tall men's apparel, workwear and loss prevention consulting service business (collectively, the "Non-Footwear Businesses").

         The Buyer desires to purchase substantially all of the assets of Baker that are used primarily in the Business, as further described below.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer and the Seller agree as follows:

         1.  PURCHASE AND SALE.

         1.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 4 hereof, the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, all of the assets (other than the Excluded Assets specified in Section 1.2) owned by the Seller and used primarily in the Business (all of which assets are hereinafter referred to collectively as the "Acquired Assets"), including, without limitation, the assets identified in paragraphs (a) through (k) below, but excluding any assets of the Non-Footwear Businesses. For purposes of this Agreement, an asset is deemed to be owned by the Seller if it is owned by J. Baker or by any direct or indirect subsidiary of
J. Baker, whether or not that subsidiary has been identified as a Selling Subsidiary and made a party hereto.

                  (a) All of the Seller's rights under the contracts and agreements described on Schedule 1.1(a) (the "Store License Contracts") between the Seller and the licensor thereunder (such other party, whether designated as licensor, lessor, or any other term in the Store License Contract, is referred to herein as a "Licensor");

                  (b) All moveable trade fixtures and furnishings owned by Seller and used primarily in the Business (but limited to those items used in or located in the Stores), including, without limitation, those items generally described on Schedule 1.1(b), with such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business prior to the Closing consistent with the Seller's obligations under Section 7 hereof (the "Furniture and Fixtures");

                  (c) All items of tangible personal property owned by the Seller and either located at any of the Stores or otherwise used primarily in the Business as described on Schedule 1.1(c), including, without limitation, the store supplies, phones, ticketing machines, and packaging, marketing and ticketing materials owned by the Seller and used primarily in the Business, and the computer laptops and scanners owned by the Seller and used primarily in the Business by the Seller's field personnel and the software associated therewith (the "Miscellaneous Personal Property");

                  (d) All footwear merchandise held for sale in the ordinary course of the Business, whether located at one of the Stores, in transit to one of the Stores, or in Seller's distribution facility at Canton, Massachusetts or any other distribution facility used in the Business (together, the "Distribution Facility"), but excluding any merchandise which the Buyer reasonably determines during the Inventory Count (as hereinafter defined) is not usable or salable in the ordinary course of the Business by virtue of being worn, damaged, defective, mismated (a pair of shoes that are not the same size), and excluding the Closeout Inventory (as hereinafter defined) (the "Inventory");

                  (e) All of the Seller's rights under the footwear purchase orders described on Schedule 1.1(e), which Schedule shall be updated by the Seller (subject to the Buyer's acceptance) three days prior to the scheduled Closing Date to delete those purchase orders which have been completed prior to the Closing Date and to include any additional purchase orders for footwear entered into in the ordinary course of business prior to the Closing Date consistent with the Seller's obligations under Section 7.4 hereof (the "Purchase Orders");

                  (f)  All  of  the  Seller's   transferable  rights  under  the
contracts and agreements described on Schedule 1.1(f) (the "Other Contracts");

                  (g) All of the Seller's prepaid expenses for advertising, packaging or other items listed on Schedule 1.1(g) (the "Transferred Prepaid Expenses");

                  (h) The Seller's trademarks, service marks, registrations thereof or applications for registration therefor, trade names, inventions, patents, patent applications, trade secrets, copyrights, copyright registrations, applications for copyright registration, drawings, designs, and specifications, or other similar type of intellectual property right, in each case which is used primarily in the Business and is owned or licensed or used or held for use by Baker, including, without limitation, those agreements by which intellectual property is licensed to the Seller for use in the Business (the "Intellectual Property Licenses") and the other intellectual property rights described on Schedule 1.1(h) (all such items listed in this paragraph (h), the "Intellectual Property");

                  (i) Copies of all of Baker's sales records, paid invoices, cost and pricing information, historical profit and loss statements, accounting books, records, ledgers, Purchase Orders outstanding on the Closing Date, standard operating procedures for Stores and training manuals, which relate exclusively to the Business or the Acquired Assets, and, with respect to items of the type listed above which relate to the Business or the Acquired Assets and to Baker's other businesses, copies of those portions of the items which relate to the Business, and all other documents and records relating to the Acquired Assets (the "Records");

                  (j) All of the Seller's title to, interest in and rights under the leases of personal property used in the Business and described on Schedule 1.1(j), to the extent assignable (the "Personal Property Leases"); and

                  (k) Cash on hand, if any, to be left by the Seller in the cash registers at the Spiegel Stores at the Effective Time, the amount of which (not in excess of $50 per register) is to be designated by the Buyer to the Seller in writing prior to the Closing Date (the "Remaining Cash").

         1.2. Excluded Assets. Notwithstanding the foregoing nor any Schedule to this Agreement, the Seller is not selling and the Buyer is not purchasing, pursuant to this Agreement, and the term "Acquired Assets" shall not include, any of the following assets (the "Excluded Assets"):

                  (a) the consideration to be received by the Seller pursuant to this Agreement;

                  (b) the rights of the Seller under this Agreement;

                  (c) any amounts due to the Seller  from retail  customers  for products sold to retail customers prior to the Closing (whether such amounts are due directly from retail purchasers of products, from credit card processors, or from a Licensor that has collected such amounts for subsequent disbursement to the Seller pursuant to a Store License Contract, or otherwise);

                  (d) any  other   amounts  due  to  the  Seller  under  License
                      Agreements with respect to all periods or events occurring prior to Closing;

                  (e) any asset not specifically enumerated as an Acquired Asset and used in or in support of the Non-Footwear Businesses, including without limitation intellectual property, software and hardware.

                  (f) any rights of the Seller with respect to any pension plans and 401(k) plans and any other Benefit Plans (as defined in Section 5.16 hereof);

                  (g) All  cash  and cash  equivalents,  such as bank  deposits, certificates of deposit and marketable securities, including any cash used as collateral for letters of credit or performance bonds, in each case held by the Seller, other than Remaining Cash;

                  (h) The corporate  names and marks "J.  Baker,"  "JBI," "Morse
                      Shoe," and "Spencer Companies," and any variations or deviations thereof (collectively, the "Corporate Names");

                  (i) All  insurance  policies,   binders  and  related  prepaid
                      expenses covering the Business or the Acquired Assets other than Transferred Prepaid Expenses;

                  (j) All  rights  to  causes of  action,  lawsuits,  judgments, claims and demands of any nature available to or being pursued by the Seller to the extent primarily related to any Retained Liabilities or any Excluded Assets, whether arising by way of counterclaim or otherwise; provided, however, that the foregoing shall in no way limit Buyer's right to indemnification pursuant to Section 11 of this Agreement;

                  (k) All accounts  receivable of the Seller,  except those that shall become the property of the Buyer pursuant to the post-Closing adjustment provisions of Section 4.3;

                  (l) All assets disposed of by the Seller prior to Closing in a manner not in breach of this Agreement;

                  (m) All rights to any refunds,  rebates or similar  claims for taxes, duties, tariffs, and vendor credits for payments, except to the extent the Buyer is entitled thereto pursuant to Section 4.3 hereof;

                  (n) All footwear inventory of the Non-Footwear Businesses;

                  (o) All rights of the Seller with respect to the  post-closing obligations of the Buyer under this Agreement; and

                  (p) The  Seller's  rights  and  obligations  under  the  Store
                      License Contract with Ames Department Stores, Inc. ("Ames") to operate the Footwear Departments in the 32 Stores which Ames announced on or about November 9, 2000 that it would close (the "Closeout Stores"), the Furniture and Fixtures and Miscellaneous Personal Property in the Closeout Stores on the Closing Date, and all footwear merchandise in the Closeout Stores on the Closing Date (the "Closeout Inventory").


         2. LIMITED ASSUMPTION OF OBLIGATIONS. Anything in this Agreement to the contrary notwithstanding, the Buyer shall not assume, and shall not be deemed to have assumed, any liability or obligation whatsoever of any nature, fixed or contingent or known or unknown, of the Seller or relating to the operation of the Business or any other business operations of Baker prior to the Effective Time (as hereinafter defined) (with all such unassumed liabilities and obligations referred to herein as the "Retained Liabilities"); except for those obligations of the Seller accruing after the Effective Time under the following contracts (the "Assumed Obligations"):

                  (a) The Store License Contracts described on Schedule 1.1(a), excluding the Seller's contractual rights and obligations to operate the Footwear Departments in the Closeout Stores;

                  (b) The Purchase Orders described on Schedule 1.1(e);

                  (c)  The  Other  Contracts   described  on  Schedule   1.1(f);

                  (d) the Intellectual Property Licenses described on Schedule 1.1(h); and

                  (e) The Personal Property Leases described on Schedule 1.1(j).


         3.  PURCHASE PRICE.

         3.1. Purchase Price. The purchase price for the Acquired Assets (the "Purchase Price") shall be equal to the amount calculated as follows (using capitalized terms defined in Section 3.4):

                  (a) Wholesale Value of Inventory, plus (b) Fixed Asset Value, minus (c) Purchase Price Adjustment, and minus (d) Inventory Aging Adjustment.

         The parties currently estimate that the Purchase Price will be Fifty-Seven Million, Seven Hundred Seventy-One Thousand Dollars ($57,771,000), based upon the assumptions and calculations set forth on Schedule 3.1.

         3.2. Estimated Purchase Price. At least three and not more than five days prior to the scheduled Closing Date, the Seller shall deliver to Buyer a good faith estimate, prepared and certified by its Chief Financial Officer (the "Seller's Estimate"), of the Wholesale Value of Inventory (which shall be calculated net of shrinkage for purposes of determining the Estimated Purchase Price but not in determining the actual Purchase Price), the Inventory Aging Adjustment, and the estimated Purchase Price, based on the foregoing two estimates and the formula set forth in Section 3.1 (the "Estimated Purchase Price"), together with a copy of the inventory records supporting such estimate. The Seller's Estimate shall be computed based on the formula set forth in
Section 3.1 and the definitions set forth in Section 3.4, but in all other respects in a manner consistent with past practices of the Seller.

         3.3. Payments at the Closing. At the Closing, the Buyer shall pay to the Seller, by wire transfer into an account or accounts designated in writing by J. Baker, that portion of the Purchase Price (the "Initial Payment") which is equal to the Estimated Purchase Price minus Six Million Dollars ($6,000,000), and shall pay Six Million Dollars ($6,000,000) (the "Escrow Payment") into escrow in accordance with Section 3.8.

         3.4.  Definitions.

         (a) The term "Wholesale Value of Inventory" means the aggregate Inventory Retail Value of the Inventory on the Closing Date, multiplied by 49.3% (the "Cost Complement").

         (b) The term "Inventory Retail Value" for any item of Inventory means the retail price (excluding point-of-sale markdowns) which the Seller is charging to consumers for that item of Inventory at the time of the Inventory Count, based on the Seller's retail price file maintained in the ordinary course of business consistent with past practices, which price file is attached hereto as Schedule 3.4 and which schedule shall be updated as close to the Effective Time as practical.

         (c)  The  term  "Fixed  Asset  Value"  means  Eleven  Million   Dollars
($11,000,000).

         (d) The term "Purchase Price Adjustment" means One Million Dollars ($1,000,000).

         (e) The term "Inventory Aging Adjustment" means an amount calculated as follows:

                  (i) When the Inventory Count is taken, Inventory will be aged in the categories set forth below, and each such "Inventory Category" will be assigned a "Retail Realization Percentage" as set forth below:


  Inventory Category        Last Receipt Date          Last Receipt Date                Retail Realization
                            Core/Budget Stores         Better/Moderate Stores           Percentage
  ------------------------- -------------------------- -------------------------------- ----------------------------

  Current/Future Seasons    On or after 12/1/00        On or after 11/1/00              100%

  Aged One Season           6/1/00 through 11/30/00    6/1/00 through 10/31/00          50%

  Aged Two Seasons          12/1/99 through 5/31/00    SCOA on order received from      30%
                                                       2/29/00 through 5/31/00

  Aged Three Seasons        6/1/99 through 11/30/99    N/A                              20%

  Aged more than Three      Received prior to 6/1/99   Prior to 2/29/00                 0% for Core/Budget; 10%
  Seasons                                                                               for Better/Moderate


                  If the number of Stores scheduled to be operated by any Licensor identified on Schedule 3.4(i) decreases by more than 20% during the period (the "Interim Period") from the date hereof through the Closing Date, when compared with the number of Stores actually operated by that Licensor on the date hereof, then the Buyer shall have the right (which shall be its sole remedy hereunder for such event), exercisable by written notice delivered to the Seller prior to the Closing, and in any event no less than seven days after the Seller notifies the Buyer in writing that there will be such a 20% decrease, to elect that all stores of such Licensor which are scheduled to be closed but are still operating on the Closing Date shall be deemed Closeout Stores hereunder. If such an election is made by the Buyer, the parties shall agree upon reasonable mechanisms to accomplish that change, including proportionally adjusting the Inventory Target to reflect the elimination from "Inventory" of the footwear in the Stores of that Licensor which are to be deemed Closeout Stores. (As used herein, the number of Stores scheduled to be operated by a Licensor on a given date are those Stores actually operated by the Licensor, less the number of Stores the Licensor has publicly announced it will close.)

                  (ii) Within each Inventory Category, the "Unrealized Inventory Value" equals (ww) the aggregate Inventory Retail Value of the Inventory in that Category on the Closing Date, minus (xx) the aggregate Inventory Retail Value of the Inventory in that Category on the Closing Date multiplied by the Retail Realization Percentage for that Category.

                  (iii) The "Inventory Aging Adjustment" is determined by adding together the Unrealized Inventory Value for all Categories and multiplying that sum by 40.5%.

         (f) The term "Last Receipt Date" means the last date the merchandise has actually been received at the Canton Distribution Facility.

         3.5.  Inventory Count.

         (a) The Buyer and Seller shall cause to be taken a physical inventory count by stock keeping unit ("SKU") of all Inventory held by the Buyer as of the Effective Time (the "Inventory Count"). The Inventory Count shall be taken by RGIS Inventory Services ("RGIS"), or if RGIS is unable to so serve, by an independent inventory service designated jointly by the Seller and the Buyer (the "Inventory Service"). The Seller shall pay the entire cost of the Inventory Service. The instructions to be delivered to the Inventory Service with respect to the conduct of the Inventory Count shall be mutually agreed upon by the Buyer and the Seller and shall be delivered to the Inventory Service as promptly as possible following execution of this Agreement; provided, that the Buyer and the Seller shall each act reasonably in reaching an agreement on such instructions. The parties currently contemplate that the Inventory Count shall be accomplished by physical counts taken at each of the Stores and at the Distribution Facility over a four week period beginning approximately two weeks before the Closing Date and ending approximately two weeks after the Closing Date. The parties currently contemplate that the physical counts will then be rolled forward or backward, as the case may be, based on Gross Rings, as hereinafter defined. In the event that the Inventory Count is conducted at any Store location on a date that is before the Closing Date, then for the period from the completion of the Inventory Count at such Store location until the Closing Date, the Seller shall keep a count of units sold multiplied by the Inventory Retail Value ("Gross Rings"). All such reports shall be made available by the Seller to the Buyer on a daily basis. In the event that the Inventory Count is conducted at any Store location on a date that is after the Closing Date, then for the period from the Closing Date to the completion of the Inventory Count at such Store location, the Buyer (or the Seller on the Buyer's behalf if such is called for under the Transition Services Agreement) shall keep a count of the Gross Rings. All such reports shall be made available by the Buyer to the Seller on a daily basis.

         (b) The Inventory Service shall be additionally instructed by the Buyer and the Seller to prepare and deliver to the Buyer and the Seller a final certified report of Inventory Count immediately upon completion of the Inventory Count, and in no event later than the earlier of (i) 30 calendar days after Closing, or (ii) seven days after the Inventory Count of the last Store. Promptly (and in no event later than seven calendar days) following the day on which the Inventory Service shall have delivered the final report of Inventory Count to Sellers and Buyer, Sellers and Buyer shall jointly calculate and agree, each acting reasonably and in good faith, an actual Wholesale Value of Inventory and Inventory Aging Adjustment as of the Closing Date based upon the principles set forth in Section 3.1(a) above and the procedures described in Section 3.5(a). If the Buyer and the Seller are unable to reach an agreement regarding the Wholesale Value of Inventory and Inventory Aging Adjustment on or prior to 14 calendar days following the delivery of the Inventory Count by the Inventory Service, on the next Business Day thereafter the disagreement shall be presented to a leading independent accounting firm to be mutually selected by the Buyer and the Seller. Such accounting firm shall be instructed to render a written decision as to the Wholesale Value of Inventory and Inventory Aging Adjustment within 30 calendar days thereafter, and such decision shall be final and binding upon each of the parties. The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by the Buyer and the Seller. The date on which the Buyer and the Seller jointly agree upon the Wholesale Value of Inventory and Inventory Aging Adjustment, or the date on which the independent accounting firm renders its written decision with respect to Wholesale Value of Inventory and Inventory Aging Adjustment is the "Determination Date" hereunder.

         3.6. Final Calculation of Purchase Price. Following the Determination Date, if the Initial Payment is less than the Purchase Price as determined on the Determination Date (the "Actual Purchase Price"), the Buyer will pay to the Seller an amount in cash equal to the difference between the Initial Payment and the Actual Purchase Price. If the Actual Purchase Price is less than the Initial Payment, the Seller will pay to the Buyer an amount in cash equal to the difference between the Initial Payment and the Actual Purchase Price. Payments required to be made by the Buyer to the Seller under this Section 3.6 shall be made first from the Escrow and then, if there is a deficiency, from the Buyer, by wire transfer into the account or accounts designated in writing by J. Baker pursuant to Section 3.3, and in the same proportions as the payments under
Section 3.3, or otherwise as J. Baker shall have notified Footstar in writing on or before the Determination Date. Payments required to be made by the Seller to the Buyer under this Section 3.6 shall be made first from the Escrow and then, if there is a deficiency, from the Seller, by wire transfer into the account or accounts designated in writing by Footstar to J. Baker on or before the Determination Date. All payments owing under this Section 3.6 shall be made not later than the close of business on the fourth Business Day after the Determination Date. If any such payments are not timely made, the amounts due shall be paid with interest from the Closing Date through the payment date, calculated at a rate per annum (based on a 365 day year and the actual number of days elapsed) equal to the rate announced by Fleet National Bank as its "Prime or Base Rate" (the "Prime Rate") plus two percent (2%). To the extent that any interest has accrued under the Escrow, the parties shall be entitled to a pro rata distribution thereof in accordance with their respective ultimate interest in the Escrow.

         3.7.  Allocation.

         (a) Within 90 days after the Closing Date, the Buyer shall provide to the Seller copies of IRS Form 8594 and any required exhibits thereto (the "Asset Acquisition Statement") with the Buyer's proposed allocation of the Purchase Price. Within 30 days after the receipt of the Asset Acquisition Statement, the Seller shall propose to the Buyer any changes to the Asset Acquisition Statement (and in the event no such changes are proposed in writing to the Buyer within that time period, the Seller shall be deemed to have agreed to, and accepted, the Asset Acquisition Statement). The Buyer and the Seller shall endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement promptly after the Buyer's receipt of any written notice of objection from the Seller.

         (b) Subject to the provisions of the following sentence of this paragraph (b), the Purchase Price shall be allocated in accordance with the Asset Acquisition Statement provided by the Buyer to the Seller pursuant to paragraph (a) above, and subject to the requirements of applicable Tax law, all Tax Returns filed by the Buyer and the Seller shall be prepared consistently with such allocation. If the Seller withholds its consent to the allocation reflected in the Asset Allocation Statement, and the Buyer and the Seller are unable, within 15 days after the Buyer's receipt of any written notice of objection from the Seller, to resolve their differences with respect to those objections, then the Buyer and the Seller shall submit all remaining disputed matters for final and conclusive determination to an independent accounting firm of recognized national standing (the "Allocation Arbiter") selected by the Buyer and the Seller, which firm shall not be the regular accounting firm of either the Buyer or the Seller, and the cost of which shall be split evenly between the buyer and the Seller. The Allocation Arbiter shall be directed to determine (based solely on presentations by the Seller and the Buyer and not by independent review) only those matters in dispute and to render a written report as to the disputed matters and the resulting allocation of Purchase Price, which report shall be conclusive and binding upon the parties. The Allocation Arbiter shall be instructed to make its determination and render its written report promptly, but not later than 15 days after its acceptance of appointment hereunder. The Buyer and the Seller shall, subject to the requirements of any applicable Tax law or election, file all Tax Returns consistent with the allocation provided in the Asset Acquisition Statement, or if applicable, the determination of the Allocation Arbiter.

         3.8. Escrow. At the Closing, the Buyer shall deposit the Escrow Payment with Goodwin, Procter & Hoar LLP, or another law firm or bank upon which the Seller and the Buyer mutually agree (the "Escrow Agent") to be held and applied by the Escrow Agent in accordance with the provisions of an agreement (the "Escrow Agreement") in a form and substance which shall be agreed upon by the Buyer, the Seller and the Escrow Agent, and which will provide for the Escrow Agent to hold the Escrow until the Actual Purchase Price has been finally determined and to apply the Escrow as set forth herein.


         4.  CLOSING.

         4.1. Time and Place. The closing of the transactions contemplated hereby (the "Closing") shall take place on February 3, 2001 or such other date as shall be agreed upon by the Seller and the Buyer, subject to satisfaction or waiver of the conditions precedent in Sections 8 and 9 hereof. The day of Closing is called the "Closing Date." The Closing shall be held at the executive offices of the Buyer in Mahwah, New Jersey. The Closing shall not be deemed to have occurred until all actions necessary to complete the Closing have occurred. The Closing shall be deemed to have occurred at 12:01:01 a.m. on the Closing Date (the "Effective Time"). If the Closing Date falls on a weekend or holiday, then the parties shall close in escrow on the preceding business day, and release escrowed funds on the following business day, with interest on such funds going to the Seller.

         4.2. Transactions and Deliveries at Closing. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Sections 8 and 9:

                  (a) Asset Transfer Documents. The Seller shall duly execute and deliver to the Buyer or its nominee or nominees such bills of sale and other instruments of assignment and transfer with respect to the Acquired Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer good title to all of the Acquired Assets (the "Asset Transfer Documents"), in each case subject to no Encumbrances (as hereinafter defined).

                  (b) Release of Encumbrances. The Seller shall deliver to the Buyer lien discharges from all holders of liens on any Acquired Assets, or other customary and usual evidence reasonably satisfactory to the Buyer that the Acquired Assets are being sold, transferred or assigned to the Buyer, as the case may be, free and clear of all security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, "Encumbrances"), other than restrictions on the transfer of Acquired Assets contained within any Store License Contract, Personal Property Lease, Intellectual Property License or Other Contract.

                  (c) Assumption Documents. The Buyer shall deliver to the Seller such instruments of assumption as the Seller may reasonably request and as may be necessary in order for the Buyer to assume the Assumed Obligations (the "Assumption Documents").

                  (d) Initial Payment. The Buyer shall deliver the Initial Payment to the Seller or to such other entity or entities as the Seller shall designate to the Buyer.

                  (e) Escrow. The Buyer, the Seller and the Escrow Agent shall execute and deliver the Escrow Agreement, and the Buyer shall deliver the Escrow Payment to the Escrow Agent.

                  (f) Transition Services Agreement. The Seller and the Buyer shall execute and deliver a transition services agreement (the "Transition Services Agreement") covering those matters and including those terms set forth on Schedule 4.2, and such other terms and conditions as are customary in transactions of this nature or that the parties may otherwise agree upon.

                  (g) Technology License. The Seller shall execute and deliver to the Buyer a non-exclusive, perpetual, worldwide, royalty-free, license agreement (the "Software License") which will authorize the Buyer and its Affiliates to use the Seller's proprietary ticketing software and the Seller's custom software for capturing sales from Licensors, for flash sales reporting and for connecting to Licensors for price and item master downloads, and the Seller shall provide the Buyer with a copy of the source code relating to this licensed software.

                  (h) Seller's Certificate. The Seller shall cause to be delivered to the Buyer the certificate and required by Section 8.4 hereof.

                  (i) Opinion of Seller's Counsel. The Seller shall cause to be delivered to the Buyer the written opinion of the Seller's counsel required by
Section 8.5 hereof.

                  (j) Consents of Third Parties. The Seller shall cause to be delivered to the Buyer the consents required by Section 8.6 hereof.

                  (k) Buyer's Certificate. The Buyer shall cause to be delivered to the Seller the certificate and required by Section 9.3 hereof.

                  (l) Opinion of Buyer's Counsel. The Buyer shall cause to be delivered to the Seller the written opinion of the Buyer's counsel required by
Section 9.4 hereof.

                  (m) Other Documents. There shall be delivered to the Seller and the Buyer such other documents and instruments as are provided to be delivered under Sections 8 and 9 hereof.

         4.3.  Proration of Charges and Expenses; Credit for Employee Matters.

                  (a) Non-Employee Credits and Proration. At Closing, the parties will calculate, settle and prorate between them any prepayments made or amounts owed in conjunction with any of the Store License Contracts, the Purchase Orders, the Intellectual Property Licenses, the Other Contracts and the Personal Property Leases (except as hereinafter provided), utility charges (if any) and other operating expenses. The parties will not prorate between them any prepayments which are among the Transferred Prepaid Expenses listed on Schedule 1.1(g). In addition, at Closing the Buyer shall reimburse the Seller for the Remaining Cash (if any). At Closing, the Buyer shall receive a credit against the Purchase Price for the amount of outstanding merchandise credit vouchers (in whatever form) issued to customers of the Footwear Departments other than the Footwear Departments in the Closeout Stores (the "Purchased Footwear Departments") and outstanding as of the Closing Date; provided, that if (i) the form of merchandise credit voucher (such as a layaway or a gift certificate) was issued by a Licensor, (ii) the Seller did not receive any consideration therefor from the Licensor, and (iii) the Seller (or the Buyer after the Closing) would be entitled to receive the consideration therefor from the Licensor upon redemption of the voucher for merchandise, then the Buyer shall not receive a credit against the Purchase Price for the amount of that merchandise credit voucher; and provided, further, that if the Seller receives any consideration from a Licensor for a layaway item, then the Buyer shall receive a credit against the Purchase Price equal to the amount of such consideration, and the layaway item shall be deemed "Inventory" hereunder which shall be purchased by the Buyer at the Closing. At Closing, the Buyer shall also receive a credit of $150,000 against the Purchase Price for estimated future merchandise returns.

                  (b) Employee-Related Credits and Proration. At Closing, the Buyer shall receive a credit against the Purchase Price for the dollar amounts the Seller would have been obligated to pay in severance to those of its employees whose employment is terminated by the Seller as of the Effective Time and who are employed by the Buyer or its Affiliates as of the Effective Time, had the employment of those Persons been so terminated by the Seller and had they not thereafter been employed by the Buyer or its Affiliates or any other employer. At Closing, the Buyer shall also receive a credit against the Purchase Price for any amount the Buyer has agreed in writing to pay in respect of any obligation or liability arising in connection with the employment or termination of employment of any Persons in the Business on or before the Closing Date, (such as but not limited to liabilities for accrued vacation or bonuses which the Buyer may agree to assume in accordance with Section 12.2(b)). Nothing herein shall obligate the Buyer to credit any former employee of the Seller hired by Buyer or one of its affiliates (whether at the Effective Time or thereafter) (each a "Former JBI Employee") with employment service beyond that which would have otherwise been required under any employee benefit plan affiliated with the Buyer or any employment policy of the Buyer ("Buyer Plan or Policy"). Notwithstanding the above, should the Buyer choose in its sole discretion to offer any Former JBI Employee years of employment service beyond that which it would have otherwise been required under any Buyer Plan or Policy, the Seller shall have no obligation to: (1) pay any sum to the Buyer, or contribute to any of the Buyer's plans, on behalf of, or with respect to, such Former JBI Employee as a result thereof or (2) reimburse the Buyer for any of its payments or contributions made to, on behalf of, or with respect to such Former JBI Employee under any such Buyer Plan or Policy as a result thereof.

                  (c) Procedure for Credits and Proration. If any amounts pursuant to this Section 4.3 are not known as of the Closing Date, the parties shall reasonably estimate such amounts, and as soon as the actual amount(s) can be computed and determined, there shall be an appropriate settlement thereof between the Seller and the Buyer so that the Seller will pay for its pro rata, proportionate share of such charges up to and including the Effective Time and the Buyer will pay for its pro rata proportionate share of such amounts after the Effective Time. Any subsequent payments to be made after Closing by one party to the other hereunder shall be promptly made as soon as such amounts due are determined, but in no event later than ten days after the determination of any such amounts by the parties. The amount of any items to be prorated which are payable in arrears and have not been paid by the Seller on or prior to the Closing Date shall be credited to the Buyer. Schedule 4.3 sets forth certain matters upon which the Buyer and the Seller have agreed regarding the method of determining and calculating the prorations called for by this Section 4.3.


         5. REPRESENTATIONS AND WARRANTIES OF THE SELLER. Each of the Selling Entities jointly and severally represents and warrants to the Buyer as follows:

         5.1. Organization; Authority. Each Selling Entity is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth next to its name on Schedule 5.1. Each Selling Entity is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by the Business makes such qualification necessary, except for those jurisdictions where the failure to be so qualified will not have a material adverse effect on the Business. Each Selling Entity has all requisite power and authority to own and hold the Acquired Assets owned or held by it, to carry on the Business as such business is now conducted and to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby or thereby (collectively, the "Transaction Documents") to which it is a party and to carry out all actions required of it pursuant to the terms of the Transaction Documents.

         5.2. Corporate Approval; Binding Effect. Each Selling Entity has obtained all necessary authorizations and approvals from its Board of Directors and shareholders required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No consent or approval of the shareholders of
J. Baker is required for the execution and delivery of this Agreement or any Transaction Documents or for the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which any Selling Entity is a party has been duly executed and delivered by that Selling Entity and constitutes the legal, valid and binding obligation of that Selling Entity enforceable against it in accordance with its terms, except that the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

         5.3. Non-Contravention. The execution and delivery by each Selling Entity of the Transaction Documents to which it is a party and the consummation by that Selling Entity of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Certificate of Incorporation, Articles of Incorporation, By-Laws or other governing documents, each as amended to date (the "Governing Documents"), of that Selling Entity; or
(b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of that Selling Entity (including, without limitation, any of the Acquired Assets) pursuant to (i) any agreement, contract, indenture or instrument to which that Selling Entity is a party or by which that Selling Entity or any of its properties (including, without limitation, any of the Acquired Assets) is bound or to which that Selling Entity or any of such properties is subject, or (ii) any statute, judgment, decree, code, writ, award, order, regulation or rule of any court or governmental or regulatory authority.

         5.4. Governmental Consents; Transferability of Licenses, Etc. Except for filings and submissions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act") and expiration or termination without objection of the applicable waiting period thereunder, and except as set forth on Schedule 5.4, no consent, approval or authorization of, or registration, declaration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement by any Selling Entity or the consummation by any Selling Entity of the transactions contemplated hereby. The Selling Entities have and maintain all licenses, permits and other authorizations from all governmental authorities as are reasonably necessary or desirable for the conduct of the Business or in connection with the ownership or use of the Acquired Assets.

         5.5. Financial Statements. The Seller has delivered to the Buyer the income and loss statements of the Business on a per Licensor basis for the eight month period ended September 30, 2000, and the balance sheet of the Business as of July 29, 2000, each attached as Schedule 5.5 (the "Financial Statements"). The Financial Statements present fairly the financial condition of the Seller as of the dates of such statements and the results of operation for such periods, and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, subject to the lack of footnotes and other presentation items.

         5.6. Absence of Certain Changes. Except as set forth on Schedule 5.6, or, with respect to periods after the date hereof and prior to the Closing Date, as permitted by Section 7.2, since July 29, 2000, the Seller has carried on the Business only in the ordinary course, consistent with past practices including, without limitation, with respect to pricing of products, the mix and amount of inventory and (subject to changes in advertising practices permitted pursuant to Section 7.2 hereof) advertising practices, and there has not been (a) any particular change in the assets, liabilities or sales of the Seller, in connection with the Business, or in its relationships with Licensors, other than changes which were (i) either in the ordinary course of business or related to the United States economy in general, general market conditions of the footwear business, or market prices for products sold by the Business, and (ii) either in any case or in the aggregate, materially adverse; (b) any acquisition or disposition by the Seller of any material asset or property relating to the Business other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Business or the Acquired Assets (other than Inventory); (d) any increase in the compensation, pension or other benefits payable or to become payable by the Seller to any of its officers or employees, in connection with the Business, or any bonus payments or arrangements made to or with any of the Selling Entities (other than pursuant to pre-existing contractual obligations), provided that non-material increases, bonus payments or arrangements not involving Specified Field Employees (as hereinafter defined) need not be disclosed; (e) any forgiveness or cancellation of any corporate debt or claim by the Seller, in connection with the Business, or any waiver of any right of material value other than compromises of accounts receivable or payable in the ordinary course of business; (f) any entry by the Seller, in connection with the Business, into any transaction other than in the ordinary course of business; or
(g) any change in any method of accounting or accounting practice by the Seller except for any such change required by reason of a concurrent change in GAAP.

         5.7. Litigation, Etc. Except as set forth on Schedule 5.7, no action, suit, proceeding or investigation is pending or, to the actual knowledge of any Selling Entity, threatened, relating to or affecting any of the Acquired Assets or the Business, or which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor, to the best knowledge of any Selling Entity, is there any basis for any such action, suit, proceeding or investigation.

         5.8. Conformity with Law. Except as set forth on Schedule 5.8, each Selling Entity has complied with, and is in compliance with all Laws applicable to the Business or any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning, customs or other Law). Except as set forth in Schedule 5.8, to the best knowledge of any Selling Entity, no Selling Entity has committed, been charged with, or been under investigation with respect to, nor does there exist, any violation of any provision of any Law in respect of the Business or any of the Acquired Assets. Except as set forth in Schedule 5.8, no Selling Entity is a party to any outstanding orders, judgments, injunctions, awards or decrees which affect the Acquired Assets or the operation of the Business. As used in this Agreement, the capitalized terms "Law" and "Laws" means any and all laws, statutes, rules, regulations, ordinances, judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands or pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

         5.9. Title to Acquired Assets. The Seller is the lawful owner of and has good title to all of the Acquired Assets, and has the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without the need to obtain the consent or approval of any third party other than the third parties listed on Schedule 5.9. Except for Encumbrances generally described on Schedule 5.9, all of the Acquired Assets are entirely free and clear of any Encumbrances.

         5.10. Intellectual Property. Schedule 1.1(h) sets forth a complete and accurate list of all Intellectual Property used by the Seller primarily in the Business, specifying as to each, as applicable: (i) the nature of such Intellectual Property; (ii) the owner of such Intellectual Property; and (iii) the respective registration or application numbers. Subject to the information listed on Schedule 1.1(h), the Seller owns such Intellectual Property or has the right to use such Intellectual Property pursuant to a license agreement or permission which is in full force and effect. To the best knowledge of the Selling Entities, no charge, complaint, claim or notice of interference, infringement, misappropriation, or violation has been asserted, or is pending, by any individual, corporation, association, partnership, organization, business or other type of entity (each, a "Person") regarding the use of any Intellectual Property or challenging or questioning the validity or effectiveness of the Intellectual Property Licenses or any other license or agreement relating to the Intellectual Property. The Seller's use of the Intellectual Property does not interfere with, infringe upon, misappropriate or otherwise conflict with the rights of any other Person.

         5.11. Furniture and Fixtures; Personal Property. Schedule 1.1(b) sets forth a general list of all of the Furniture and Fixtures used primarily in the Business (but limited to those items used in or located in the Stores) other than (a) items acquired by J. Baker or any of its direct or indirect subsidiaries in connection with the Business in the ordinary course of business during the Interim Period, and (b) items disposed of by the Seller in the ordinary course of business during the Interim Period. The Personal Property Leases listed on Schedule 1.1(j) include all leases by J. Baker or any of its direct or indirect subsidiaries of any item of personal property used primarily in the Business. All the Purchased Footwear Departments are equipped and complete with all fixtures, leasehold improvements, furnishings, machinery, equipment, signs and other tangible personal property necessary for the operation of the Purchased Footwear Departments in accordance with the Seller's customary business practices. All Furniture and Fixture items required to be repaired and maintained by the Seller pursuant to the terms of any Store License Contract are in the condition required under such Store License Contract and shall be in the same condition on the Closing Date subject to ordinary wear and tear.

         5.12. Inventory Records. The Seller's Inventory records accurately reflect retail price and seasonality of the Inventory identified therein.

         5.13. Insurance. The policies of fire, liability, worker's compensation, property and casualty and other insurance owned or held by J. Baker or any of its direct or indirect subsidiaries in connection with the Business are maintained with financially sound and reputable insurance companies, funds or underwriters and are of the kinds and cover such risks and are in such amounts and with such deductibles and exclusions as are consistent with the Seller's past practice. All such policies (a) are in full force and effect, (b) are sufficient for compliance by the Seller with all applicable requirements of Law and all agreements to which the Seller is a party in connection with the Business, and (c) provide that they will remain in full force and effect through the Closing Date. Neither J. Baker nor any of its direct or indirect subsidiaries is in default with respect to its obligations under any of such insurance policies nor has any of them received any notification of cancellation of any such insurance policies.

         5.14. Material Contracts. Schedule 5.14 sets forth a complete and accurate list of all contracts relating primarily to the Business to which J. Baker or any of its direct or indirect subsidiaries is a party or by which any of them is bound or to which the Business or any Selling Entity or any of the Acquired Assets is subject, except (a) contracts entered into in the ordinary course of business after the date hereof and prior to the Closing, which will be identified to the Buyer in writing prior to the Closing, (b) contracts terminable by the Seller upon 30 days' notice or less without the payment of any termination fee or penalty, and (c) contracts listed in other Schedules hereto. As used in this Section 5.14, the word "contract" means and includes every written agreement or understanding of any kind whatsoever which is legally enforceable by or against J. Baker or any of its direct or indirect subsidiaries relating to the Business and involves the receipt or payment by any of them of more than $5,000, and specifically includes (a) contracts and other agreements with any current officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such Person has an interest; (b) agreements with any labor union or association representing any employee; (c) contracts and other agreements for the provision of services by any Selling Entity in connection with the Business; (d) contracts and other agreements for the sale of any assets or properties of J. Baker or any of its direct or indirect subsidiaries relating to the Business other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of their assets or properties relating to the Business; (e) joint venture agreements relating to the assets, properties or business of J. Baker or any of its direct or indirect subsidiaries in connection with the Business or by or to which it or any assets or properties used primarily in the Business are bound or subject; or (f) any other contract or other agreement whether or not made in the ordinary course of business. The Seller has delivered to the Buyer true, correct and complete copies of all such contracts, together with all modifications and supplements thereto. Each of the contracts listed or required to be listed on Schedule 5.14 or any of the other Schedules hereto (including, without limitation, each Store License Contract, Other Contract, Purchase Order, Intellectual Property License and Personal Property Lease) (each of the foregoing is a "Material Contract") is in full force and effect, no Selling Entity is in breach in any material respect of any of the provisions (other than insignificant provisions) of any such Material Contract (a "default"), nor, to the best knowledge of any Selling Entity, is any other party to any such Material Contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default by either party thereunder. Without limiting the foregoing, each Selling Entity is in compliance with each Store License Contract performance standard identified on Schedule 5.14(a) which is applicable to it. Subject to obtaining any necessary consents by the other party or parties to any Material Contract (the requirement of any such consent being reflected on Schedule 5.14), no Material Contract includes any provision the effect of which may be to enlarge or accelerate any obligations of the Buyer to be assumed thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

         5.15. Compensation of and Contracts with Employees. Schedule 5.15 sets forth a complete and accurate list of each employee of the Business and the current rate of compensation paid to such employee. Except as listed in Schedule 5,15, no Selling Entity has any written employment agreement with any currently active employee, including any agreement to provide any bonus or benefit to any such employee of the Business.

         5.16. Employee Benefit Plans. Schedule 5.16 is a complete and accurate list of all of Baker's "employee pension benefit plans" as defined in Section
3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "welfare benefit plans" as defined in Section 3(1) of ERISA, executive plans and any other written arrangements or agreements to provide employee benefits currently maintained/provided and/or contributed to by Baker including, but not limited to, insurance coverage (including any self-insured arrangements), retirement benefits, disability, workers' compensation, profit sharing, supplemental unemployment, hospitalization and major medical, dental, group insurance plans, vacation, holidays, severance, sick pay, bonuses, stock options, stock appreciation or other forms of incentive compensation, deferred compensation or fringe benefit plans applicable to officers, employees or other person of the Business (each a "Benefit Plan" and collectively, the "Benefit Plans"). The J. Baker 401(k) Plan (the "Seller's ss. 401(k) Plan") has received a favorable determination letter from the Internal Revenue Service regarding its qualification and the Seller knows of no reason for Seller's ss. 401(k) Plan to lose such qualification. Schedule 5.16 also identifies each and every "multiemployer plan" (within the meaning of ERISA Section 3(37)) to which the Seller or any of its ERISA Affiliates is obligated to contribute as of the Closing Date for any of its employees whose employment is terminated by the Seller as of the Effective Time and who are employed by the Buyer or its Affiliates as of the Effective Time ("Multiemployer Plans").

         With respect to each Multiemployer Plan; (A) neither the Seller nor any of its ERISA Affiliates have received any notice that any such Multiemployer Plan is in reorganization, or that any such Multiemployer Plan is for may become insolvent; and (B) neither the Seller nor any of its ERISA Affiliates have received any notice that any such Multiemployer Plan is in reorganization, or that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such Multiemployer Plan is or may become insolvent. "ERISA Affiliates" means with respect to the Seller, each other trade or business (whether or not incorporated) that is a member of the "controlled group" of which the Seller is a member or under "common control" with the Seller within the meaning of Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001 of ERISA.

         5.17. Labor Relations. Except as set forth on Schedule 5.17, there is no charge pending or, to the best knowledge of any Selling Entity, threatened against any Selling Entity in relation to the Business, alleging unlawful discrimination in employment practices before any court or agency. There is no charge of or proceeding with regard to any unfair labor practice, in relation to the Business, against any Selling Entity pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the best knowledge of any Selling Entity, threatened against or involving the Business. To the knowledge of the Seller, based on inquiry of the General Counsel and the Vice President of Human Resources of J. Baker, except as set forth on Schedule 5.17, no one has petitioned within the last three (3) years, and no one is now petitioning, for union representation of any employees of any Selling Entity that are employed in the Business. Except as set forth on Schedule 5.17, no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against any Selling Entity in relation to the Business and no claim therefor has been asserted. Except as described on Schedule 5.17, none of the employees of the Business is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by any Selling Entity. Except as fully described on Schedule 5.17, the Business has not experienced any work stoppage during the last five years.

         5.18. Suppliers. Schedule 5.18 sets forth the 20 largest suppliers (by dollar volume) of inventory to the Business during fiscal year 2000, and the 20 largest suppliers (by dollar volume) of inventory to the Business during fiscal year 2001 to date. To the best of Seller's knowledge, the relationships of the Seller with such suppliers are good commercial working relationships and, except as set forth on Schedule 5.18, no supplier of material importance to the Business has cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Seller or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use in the Business. The Seller has no knowledge that any such supplier intends to cancel or otherwise substantially modify its relationship with the Seller with respect to the Business or to decrease materially or limit its services, supplies or materials to the Seller with respect to the Business.

         5.19.  Taxes; Tax Returns.

                  (a) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party for services performed for, or on behalf of, the Business.

                  (b) There are outstanding no liens for Taxes (other than Taxes not yet due and payable) upon the Acquired Assets.

                  (c) As used in this Agreement, the term "Tax" or "Taxes" means any federal, state, local, foreign or other income, profits, capital, franchise, sales, use, excise, gross receipts, value added, transfer, ad valorem, property, lease, occupancy, unemployment insurance, social security, disability, workers compensation, occupational, withholding, payroll, employment, severance, production, windfall profits, estimated, minimum, alternative minimum, add-on minimum, premium, real and personal property, import, export, customs, duties, tariffs or other taxes (including, without limitation, any fee, assessment, or other charge in the nature of or in lieu of any tax), fees, assessments or charges of any kind whatsoever, including any interest and any penalties or additional amounts with respect thereto. The term "Tax Return" or "Tax Returns" means all returns (including, without limitation, information returns), declarations, reports, statements, and other documents required to be filed with respect to Taxes or with any governmental agency charged with the collection of any Tax.

         5.20. Purchase Orders. Schedule 1.1(e) sets forth a complete and accurate list of all Purchase Orders outstanding on the date hereof, and upon
Schedule 1.1(e) being updated in accordance with Section 1.1(e) hereof, Schedule 1.1(e) will set forth a complete and accurate list of all Purchase Orders outstanding immediately prior to the Closing Date. All Purchase Orders were entered into by the Sellers in the ordinary course of business and consistent with past practices.

         5.21. Environmental Matters. Baker has never manufactured footwear in the United States. Without limiting the generality of Section 5.8, to the best knowledge of any Selling Entity, no Selling Entity has received any written or oral notice, report or other information regarding any liabilities or investigatory, remedial or corrective obligations, relating to the Business and arising under Environmental and Safety Requirements. As used herein, "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous substance).

         5.22. Broker. No Selling Entity has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.


         6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to each of the Selling Entities as follows:

         6.1. Organization; Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Texas. The Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out all actions required of it pursuant to the terms of the Transaction Documents.

         6.2. Corporate Approval; Binding Effect. The Buyer has obtained all necessary authorizations and approvals from its Board of Directors and shareholders required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which the Buyer is a party has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except that the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors' rights generally or by general principles of equity.

         6.3. Non-Contravention. The execution and delivery by the Buyer of the Transaction Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Governing Documents of the Buyer; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any lien upon any property of the Buyer pursuant to (i) any agreement, contract, indenture or instrument to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of such properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority.

         6.4. Governmental and Third Party Consents. Except for filings and submissions required under the Hart-Scott-Rodino Act and expiration or termination without objection of the applicable waiting period thereunder, and except as set forth on Schedule 6.4, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority, or any non-governmental Person, is required for the consummation by the Buyer of the transactions contemplated hereby.

         6.5. Litigation, Etc. Except as set forth on Schedule 6.5, no action, suit, proceeding or investigation is pending or, to the best knowledge of Buyer, threatened, which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor, to the best knowledge of Buyer, is there any basis for any such action, suit, proceeding or investigation.

         6.6. Broker. The Buyer has not retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.


         7. CONDUCT OF BUSINESS BY THE SELLER PENDING CLOSING. Each Selling Entity covenants and agrees, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by Footstar in writing, as follows:

         7.1. Full Access. Each Selling Entity shall afford to the Buyer and its authorized representatives full access during normal business hours upon reasonable notice to all properties, books, records, contracts and documents of the Selling Entity relating to the Business and a full opportunity to make such reasonable investigations as the Buyer shall desire to make of the Business or with respect to the Acquired Assets, and each Selling Entity shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and businesses of the Business and with respect to the Acquired Assets as the Buyer may reasonably request. The Seller shall facilitate meetings, as the Buyer may request, between the Buyer and representatives of the licensors and others having significant relationships with the Business. The Buyer acknowledges the Seller's policy of not releasing personnel files to a third party in the absence of the express written consent of the employee. Accordingly, the Buyer shall not request access to, or copies of, such files unless and until such consent has been voluntarily obtained. The Seller hereby agrees that it will not object if the Buyer makes the provision of such consent a condition to its willingness to interview any employee of the Seller for a position with the Buyer.

         7.2. Carry on in Regular Course. Each Selling Entity shall conduct its business operations in the Stores in the ordinary course consistent with past practices, except for taking such steps as may be necessary or proper to carry out and consummate their obligations under this Agreement. Each Selling Entity shall maintain its space within each Store in accordance with the terms of the Store License Contract for that Store. In all other respects, each Selling Entity shall maintain the Acquired Assets in good operating condition and repair, reasonable wear and tear excepted, and make all necessary renewals, additions and replacements thereto, and shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation. Notwithstanding anything to the contrary herein, prior to the Effective Time, the Seller shall be entitled, in all cases subject to
Article 3 and Section 8.10 hereof: (i) to sell any inventory from the Purchased Footwear Departments to liquidators at prices it determines to be in its best interest, (ii) to sell any inventory from the Purchased Footwear Departments to customers of the Stores pursuant to promotions in the ordinary course of business consistent with past practices, and (iii) to sell any inventory from the Purchased Footwear Departments to customers of the Stores pursuant to promotions outside the ordinary course of business, with the Seller's prior consent which shall not unreasonably be withheld.

         7.3. No General Increases. Except as required by pre-existing contractual obligations, no Selling Entity shall grant any general or uniform increase in the rates of pay of employees of the Business, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment to, for or with any such employees; and no Selling Entity shall increase the compensation payable or to become payable to officers, salaried employees or agents of any Selling Entity or the Business, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or agents of any Selling Entity or the Business.

         7.4. Contracts and Commitments. Without the prior consent of the Buyer, no Selling Entity shall enter into any contract or commitment, or engage in any discussion or negotiation for the purpose of securing any new contract or commitment, with respect to the Business or engage in any transaction with respect to the Business not in the usual and ordinary course of business and consistent with the prior business practices of the Business. In no event shall any Selling Entity, without the Buyer's prior consent, enter into any contract or commitment, or engage in any discussion or negotiation for the purpose of securing any new contract or commitment, under which the Selling Entity would provide footwear to, or service the footwear department of, any entity other than the current Licensors. In furtherance and not in limitation of the foregoing, the Seller shall not enter into any of the agreements or agreement modifications referred to in Schedule 7.4 without the Buyer's prior consent.

         7.5. Merchandising Activities. The Seller shall consult in good faith with the Buyer and obtain the prior consent (which consent shall not unreasonably be withheld or delayed) of the Buyer's merchandising representative responsible for the substantive category in question (who shall be made known to the Seller in writing by an officer of the Buyer) before issuing any order for merchandise after the date hereof (each, a "Subsequent Purchase Orders"). If the Seller, in writing, notifies the Buyer about and seeks the Buyer's prior consent to, a Subsequent Purchase Order which the Seller reasonably believes to be in the best interests of the Business, and the Buyer does not respond within five business days thereafter, the Buyer shall be deemed to have consented to that Subsequent Purchase Order. Neither (i) Seller's issuance of any Subsequent Purchase Order if such order was issued in accordance with the provisions hereof nor (ii) Seller's failure to issue a Subsequent Purchase Order that was not consented to by the Buyer's merchandising representative, shall be used as grounds for any claim by the Buyer that Seller has breached any provision of this Agreement.

         7.6. Insurance. The Seller shall, in connection with the Business, maintain with financially sound and reputable insurance companies, funds or underwriters adequate insurance of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are consistent with that heretofore maintained by the Seller in connection with the Business.

         7.7.  Preservation of Organization.

         (a) The Selling Entities acknowledge that the preservation of the Business during the Interim Period is an integral part of the transactions contemplated by this Agreement and that, without assurances that the Business would be adequately staffed and operated during the Interim Period, the Buyer would not have entered into this Agreement. Accordingly, each Selling Entity shall use reasonable efforts, which shall be deemed to include those bonus and retention efforts described on Schedule 7.7, to preserve the Business's business organization intact, to keep available to the Buyer substantially all strategically important employees of each Selling Entity relating to the Business, to facilitate an orderly transition from the Seller's operations with respect to the Business to those contemplated by the Buyer of certain employees to be hired by Buyer, and to preserve for the Buyer to the extent practical and within the control of the Seller the present relationships of each Selling Entity's suppliers and others having business relations with any Selling Entity in connection with the Business.

         (b) Using the definitions set forth below, if the Field Employee Differential is more than ten percent (10%) of the Number of Original Field Employees, then Buyer shall be entitled to a credit against the Purchase Price equal to (x) $1,500 multiplied by the number by which the Field Employee
Differential exceeds ten percent (10%) of the Number of Original Field Employees, up to the point at which the Field Employee Differential exceeds twenty percent (20%) of the Number of Original Field Employees, plus (y) $2,500 multiplied by the number by which the Field Employee Differential exceeds twenty percent (20%) of the Number of Original Field Employees. The following definitions are used in this Section: The "Field Employee Differential" is the number (if positive) obtained by subtracting the Number of Remaining Field Employees from the Number of Original Field Employees. The "Number of Original Field Employees" means the number of Specified Field Employees on the date hereof, multiplied by the Closed Store Fraction. The "Closed Store Fraction" is the number of Stores whose business is actually transferred to the Buyer on the Closing Date, divided by the number of Stores whose business would be transferred to the Buyer hereunder if the Closing Date were to occur immediately following the date hereof. The "Number of Remaining Field Employees" means (x) the number of persons who are employed in the Business on the day prior to the Closing Date in Stores whose business will be transferred to the Buyer on the Closing Date and who hold positions at that time which are held on the date hereof by the Specified Field Employees, plus (y) the Number of Disqualified Reductions. The "Number of Disqualified Reductions" means the number of persons, if any, who meet each of the following three tests: (i) the person is a Specified Field Employee on the date hereof, (ii) the person holds a position on the date hereof in a Store whose business is actually transferred to the Buyer on the Closing Date, and (iii) the person leaves the Seller's employ after the date hereof and Buyer contributes to his or her attrition in a material way including, without limitation, failing to offer the person comparable benefits and a salary which is the same or better than that to which he or she is entitled as an employee of the Seller, or failing to provide the person with information regarding the employee benefits of the Buyer or other information customarily supplied to newly hired or prospective employees. When used in this subsection (b) the term "Employee" means only full-time employees, and the term "Store" means only those Stores for which the Store License Contract requires that the Seller have one or more full-time employees work in the Store.

         7.8. No Default. No Selling Entity shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of any Selling Entity relating to the Business, including, without limitation, any of the Store License Contracts, Personal Property Leases, Intellectual Property Licenses, Purchase Orders or Other Contracts.

         7.9. Compliance with Laws. Each Selling Entity shall comply in all material respects with all Laws applicable to the Business or the Acquired Assets or as may be required for the valid and effective transfer of the Acquired Assets.

         7.10. Advice of Change. The Seller will promptly advise the Buyer in writing of: (i) any notice or other communications from any Person that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communications from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of Seller's knowledge, threatened against, relating to or otherwise involving any Selling Entity, the Acquired Assets or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed in a schedule hereto or that relate to the consummation by the Seller of the transactions contemplated by this Agreement; (iv) any fact or circumstance of which the Seller has knowledge which would make any representation or warranty set forth herein untrue or inaccurate in any material respect as of the Closing Date; and (v) any planned or threatened labor dispute, organization efforts, strike or work stoppage affecting the Seller's employees at the Stores.

         7.11. Exclusivity. J. Baker shall not, and shall cause each of its Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate, or encourage, or take any other action knowingly to facilitate, any Competing Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or assist or participate in, or facilitate or cooperate with, in any other manner, any effort or attempt by any Person to make a Competing Proposal or otherwise do or seek a Competing Transaction. J. Baker shall immediately terminate, or cause to be terminated, any and all discussions, negotiations and provision of information with respect to a possible Competing Proposal or Competing Transaction which are now occurring or have previously occurred, and shall immediately request the prompt return of all confidential information relating to the Business previously furnished to any third parties with respect thereto. Subject to pre-existing contractual obligations of confidentiality, the Seller shall (i) notify the Buyer immediately both orally and in writing if any Person makes any Competing Proposal or makes any inquiry to or communication with the Seller or any Representative of J. Baker which the Seller reasonably believes could lead to a Competing Proposal, the terms and conditions of such Competing Proposal, inquiry or communication (including any subsequent amendment or other modification thereof), and the identity of the Person making such Competing Proposal, inquiry or communication and (ii) keep the Buyer informed in all material respects of the status and the details
(including any subsequent amendment or other modification thereof), of any Competing Proposal, inquiry or communication. As used in this Agreement, an "Affiliate" of any Person means any corporation, individual or other entity directly or indirectly in control of, controlled by, or under common control with, such Person. Each of the following shall be deemed a "Representative" of
J. Baker hereunder: any director, officer or employee of J. Baker or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representative of J. Baker or any of its subsidiaries. A "Competing Proposal" means any inquiry, proposal or offer from any Person other than the Buyer relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions (including, without limitation, by way of any asset sale, merger, consolidation, tender offer, exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture, or similar transaction), of all or any significant portion of the Business or the Acquired Assets (a "Competing Transaction"). Notwithstanding the foregoing, an inquiry, proposal or offer from any Person other than the Buyer relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions (including, without limitation, by way of any asset sale, merger, consolidation, tender offer, exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture, or similar transaction), of all or substantially all the assets or securities of J. Baker, including both the Business and the Non-Footwear Business, under circumstances in which the potential acquiror is bound to honor the terms of this Agreement and consummate (or cause the Seller to consummate) the transactions contemplated hereby, shall not be deemed a Competing Proposal, and the resulting transaction (if any) shall not be deemed a Competing Transaction.

         7.12. Consents of Third Parties. Each Selling Entity will employ reasonable efforts to secure, before the Closing Date, the consent, in form and substance reasonably satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of the Store License Contracts, Personal Property Leases, Purchase Orders, Intellectual Property Licenses, Other Contracts under which such transactions would constitute a default, would accelerate obligations of any Selling Entity in connection with the Business or would permit cancellation of any such contract.

         7.13. Satisfaction of Conditions Precedent. Each Selling Entity will use reasonable efforts to cause the satisfaction of the conditions precedent contained herein.


         8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by Footstar):

         8.1. Representations and Warranties True at Closing. The representations and warranties made by each Selling Entity in or pursuant to this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

         8.2.  Compliance  with  Agreement.   Each  Selling  Entity  shall  have
performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

         8.3. Adverse Change. The business, assets or properties of each Selling Entity relating to the Business and the Acquired Assets shall not have been, and shall not be threatened to be, materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, any action by the United States or any other governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy. In addition, none of the following shall have occurred:

         (a) at any time during the Interim Period there is pending any proceeding (a "Insolvency Proceeding") which is instituted by or against either Ames or Stein Mart, Inc. (each a "Key Licensor") or any Affiliate of a Key Licensor (i) seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, or similar official for it or for any substantial part of its property, or any Key Licensor or any Affiliate of any Key Licensor takes any action to authorize or consent to any Insolvency Proceeding, or

         (b) the number of Stores scheduled to be operated by any of the Key Licensors decreases by more than 20% during the Interim Period, when compared with the number of Stores actually operated by that Licensor on the date hereof. (As used herein, the number of Stores scheduled to be operated by a Licensor on a given date are those Stores actually operated by the Licensor, less the number of Stores the Licensor has publicly announced it will close.)

         8.4. Seller's Certificate. The Seller shall have delivered to the Buyer in writing, at and as of the Closing, a certificate duly executed by each Selling Entity, in form and substance reasonably satisfactory to the Buyer and the Buyer's counsel, certifying that the conditions in each of Section 8.1, 8.2 and 8.3 have been satisfied.

         8.5. Opinion of Counsel. Goodwin, Procter & Hoar LLP, counsel to the Seller, shall have delivered to the Buyer a written opinion, addressed to the Buyer and dated the Closing Date, substantially in the form of Exhibit 8.5.

         8.6. Agreements with Licensors. The Seller shall have obtained and delivered to the Buyer agreements from the Licensors identified on Schedule 8.6(a), in the form set forth on Schedule 8.6(a). The Seller shall have obtained and delivered to the Buyer agreements from the Licensors identified on Schedule 8.6(b), substantially in the form set forth on Schedule 8.6(b), or, in the absence of any such agreement, the Purchase Price shall be reduced by an amount determined in the manner set forth on Schedule 8.6(b) with respect to such agreement.

         8.7. Hart-Scott-Rodino; No Litigation. The parties shall have made all filings and submissions required under the Hart-Scott-Rodino Act and the applicable waiting period thereunder shall have expired or been terminated without objection, or the Federal Trade Commission (the "FTC") or the Antitrust Division of the United States Department of Justice United (the "DOJ") shall have otherwise consented to the transactions contemplated by this Agreement. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         8.8. Other Agreements. Each Selling Entity shall have executed and delivered all other Transaction Documents to which it is a party, and such agreements shall be in full force and effect.

         8.9. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents (including corporate organizational documents) as the Buyer may reasonably request.

         8.10. Inventory Target. The Buyer shall have determined, in its reasonable judgment, that it is likely that as of the Closing Date: (a) the aggregate Inventory Retail Value at Closing will equal or exceed One Hundred Sixteen Million Dollars ($116,000,000) (the "Inventory Target"), and (b) at least 70% of the aggregate Inventory (measured by Inventory Retail Value) will be in the Inventory Categories "Current / Future Seasons" or "Aged One Season."


         9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by J. Baker):

         9.1. Representations and Warranties True at Closing. The representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

         9.2. Compliance with Agreement. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

         9.3. Closing Certificate. The Buyer shall have delivered to the Seller in writing, at and as of the Closing, a certificate duly executed by Buyer, in form and substance satisfactory to the Seller and the Seller's counsel, to the effect that the conditions in each of Sections 9.1 and 9.2 have been satisfied.

         9.4. Opinion of Counsel. Pitney, Hardin, Kipp & Szuch LLP, counsel to the Buyer, shall have delivered to the Seller a written opinion, dated the Closing Date and addressed to the Seller, substantially in the form of Exhibit 9.4.

         9.5. Hart-Scott-Rodino; No Litigation. The parties shall have made all filings and submissions required under the Hart-Scott-Rodino Act and the applicable waiting period thereunder shall have expired or been terminated without objection, or the FTC or the DOJ shall have otherwise consented to the transactions contemplated by this Agreement. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         9.6. Agreements. The Buyer shall have executed and delivered the Transaction Documents to which it is a party, and such agreements shall be in full force and effect.

         9.7. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Seller in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Seller and its counsel, and the Seller shall have received the originals or certified or other copies of all such records and documents as the Seller may reasonably request.


         10. CONFIDENTIAL INFORMATION. Any and all information disclosed by the Buyer to the Seller or by the Seller to the Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Seller or to the Buyer, as the case may be, shall remain confidential to the Seller and the Buyer. Each of the Seller and the Buyer agree not to further divulge or disclose or use for its benefit or purposes any such information at any time in the future unless it has otherwise become public. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to the Buyer or the Seller, respectively. If the Closing occurs hereunder, any and all information disclosed by the Seller to the Buyer and relating to the Business or the Acquired Assets shall thereafter be deemed the confidential information of the Buyer, rather than of the Seller, and the Seller agrees not to further divulge or disclose or use for its benefit or purposes any such information at any time in the future unless it has otherwise become public. The confidentiality letter agreement (the "Confidentiality Letter") dated September 5, 2000 between the J. Baker and Footstar, Inc., is incorporated herein by reference and shall continue in force and effect after the date hereof, except that (a) the Buyer, rather than Footstar, Inc., shall be deemed the "Recipient" as that term is used in the Confidentiality Letter, (b) to the extent that any terms of the Confidentiality Letter are inconsistent with any terms of this Agreement (not including the Confidentiality Agreement), the terms of this Agreement shall govern, (c) until the Closing occurs or this Agreement has been validly terminated, paragraph 8 of the Confidentiality Letter shall not restrict actions by the Buyer in furtherance of its acquisition of the Business, and (d) paragraph 4 of the Confidentiality Letter shall not survive the Closing hereunder.


         11.  INDEMNIFICATION; SURVIVAL.

         11.1. Indemnity by the Seller. Subject to the terms and conditions of this Section 11, each Selling Entity jointly and severally agrees to indemnify, defend and hold the Buyer and its Affiliates (collectively, for purposes of this Section 11, the "Buyer Indemnified Parties") harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (whether made or incurred before or after the Closing Date), including, without limitation, the reasonable fees and disbursements of counsel (collectively, the "Losses"), to the extent such Losses result directly or indirectly from any of the following:

                           (i) the inaccuracy of any representation or warranty made by any Selling Entity in or pursuant to this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto; provided, however, that the Selling Entities shall be liable under this Section 11.1(i) in respect of Losses only to the extent the aggregate of such Losses exceeds $100,000 in which case the Selling Entities shall be liable under this 11.1(i) for the amount of such Losses in excess of $100,000.

                           (ii) any failure or any breach by any Selling Entity of any covenant, obligation or undertaking made by the Selling Entity in or pursuant to this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto;

                           (iii) any claim, liability, obligation or damage with respect to the Retained Liabilities, including, without limitation, any claim, obligation or liability arising in connection with a Benefit Plan of the Seller or the employment or termination of employment of any Persons in the Business on or before the Closing Date, including any worker's compensation claims, any employee grievances, any liabilities with respect to pension, medical or other employment benefits and any liabilities for accrued vacation, bonus or severance payments arising as a result of the consummation of the transactions contemplated by this Agreement, except to the extent that the Buyer has agreed in writing to be responsible for such payments and has received a credit therefor in accordance with Section 4.3.

                           (iv) any claim or  liability  arising  under the bulk
         sales laws of any jurisdiction in connection with transactions contemplated by this Agreement to the extent that such claim or liability does not arise pursuant to a Purchase Order outstanding at the Effective Time or another Assumed Obligation (in view of such indemnification obligation the Buyer hereby waives the Seller's compliance with any such bulk sales laws as a condition to the Closing hereunder);

                           (v)  any  claim  that  any   Inventory   violates  or
         infringes upon the intellectual property rights of a Person, or any product liability claim with respect to any Inventory;

                           (vi) any claims against, or debts, liabilities or obligations of any of the Selling Entities, whether or not relating to the Acquired Assets or the Business, and whether or not disclosed on any of the Schedules attached hereto, unless such debt, liability or obligation is an Assumed Obligation;

                          (vii) any claim for any brokerage commissions asserted by any broker as a result of any action by any Selling Entity;

                           (viii) any Tax liabilities of the Seller, including, without limitation, any Tax liabilities of the Seller that arose before the Closing Date, any Tax liabilities of the Seller not assumed by the Buyer hereunder but transferred to the Buyer under any transferee liability Laws, and any Tax liability of the Seller arising from the sale of the Acquired Assets;

                           (ix) the Seller's complete or partial withdrawal from any Multiemployer Plan on or prior to the Closing Date, or the Seller's failure to make contributions or a withdrawal liability payment, including, but not limited to, any exit fees, security deposits, claim costs, or any other similar type expenses ("Withdrawal Liability Payment"), to each Multiemployer Plan that have been assessed to the Seller or which may be assessed to the Seller at any time in the future by such Multiemployer Plan; and

                           (x) the Buyer's complete or partial withdrawal from any of the Multiemployer Plans within the relevant Multiemployer Plan plan year in which the Closing Date occurs and the five consecutive plan years of each respective Multiemployer Plan beginning on or after the Closing Date, but, the indemnified portion of complete or partial withdrawal liability will only be the portion of such Withdrawal Liability Payment that exceeds the amount that the Buyer would otherwise incur without any attribution to it of any portion of the contribution history of the Seller with respect to the relevant Multiemployer Plan, or to the extent taken into account by the relevant Multiemployer Plan as permitted by section 4211(c)(4) of ERISA, other history of the Seller including the service of any Specified Employee with the Seller. Notwithstanding any provision of this Section 11 to the contrary, the indemnification provisions of this Subsection 11.1(x) shall survive the Closing and shall continue in full force and effect without limit until the last day of the fifth full plan year of any Multiemployer Plan that begins on or after the Closing, or if earlier with respect to any Multiemployer Plan, the date the Buyer completely withdraws from any such respective Multiemployer Plan. Further provided, the amount of any indemnification payment by Seller to Buyer under this Subsection 11.1(x) with respect to any Multiemployer Plan shall be reduced by the amount of the same type Withdrawal Liability Payment made by Seller either as an indemnification payment to Buyer under Subsection 11.1(ix) above, or as a direct payment by Seller with respect to the same such Multiemployer Plan.

         11.2. Indemnity by the Buyer. Subject to the terms and conditions of this Section 11, the Buyer agrees to indemnify, defend and hold each Selling Entity and its Affiliates (collectively, for purposes of this Section 11, the "Seller Indemnified Parties") harmless from and with respect to any and all Losses, to the extent such Losses result directly or indirectly from any of the following:

                           (i) the inaccuracy of any representation or warranty made by the Buyer in or pursuant to this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto; provided, however, that the Buyer shall be liable under this Section 11.2(i) in respect of Losses only to the extent the aggregate of such Losses exceeds $100,000 in which case the Buyer shall be liable under this 11.2(i) for the amount of such Losses in excess of $100,000;

                           (ii) any failure or any breach by the Buyer of any covenant, obligation or undertaking made by the Buyer in or pursuant to this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto, including any breach of the Buyer's agreement to assume the Assumed Obligations pursuant to Section 2;

                           (iii) any claims against, or debts, liabilities or obligations of the Buyer, whether or not relating to the Acquired Assets or the operation of the Business after the Closing, unless such debt, liability or obligation is one for which the Seller has agreed to indemnify Buyer hereunder; and

                           (iv) any claim for any brokerage commissions asserted by any broker as a result of any action by the Buyer.

         11.3.  Claims.

                  (a) Notice. Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other party hereto (the "Indemnifying Party") in writing of any action, suit, proceeding, demand, breach or assertion of right for payment and/or offset (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 11 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby. The notice shall include the amount of and circumstances surrounding such claim, and the basis for the indemnification obligation.

                  (b) Third Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that a conflict of interest makes separate representation by the Indemnified Party's own counsel advisable. The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

         11.4. Method and Manner of Paying Claims. In the event of any claims under this Section 11, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim in reasonable detail. With respect to liquidated claims, if within thirty days the other party has not contested such claim in writing, the other party will pay the full amount thereof within ten days after the expiration of such period. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party. The unpaid balance of a Claim shall bear interest at the Prime Rate from the date notice thereof is given by the Indemnified Party to the Indemnifying Party.

         11.5. Shared Liability. To the extent, if any, the same factual bases give rise both to a claim for indemnification by the Buyer against the Seller under Section 11.1, and a claim for indemnification by the Seller against the Buyer under Section 11.2, each party shall bear a proportion of the Losses resulting from such factual bases equal to such party's proportionate responsibility for such factual bases.

         11.6. Insurance. In the event that the Indemnified Party is at anytime paid for any Losses by an insurance company under a policy owned by, and with the respect to which the premiums are paid by, the Indemnifying Party, and (i) if the Indemnified Party has previously received payment from the Indemnifying Party with respect to such Losses, the Indemnified Party shall pay to the Indemnifying Party the amount by which the amount paid by the Indemnifying Party and the insurance proceeds exceeds the Losses, or (ii) the Indemnified Party has not previously received payment from the Indemnifying Party with respect to such Losses, the Indemnifying Party shall receive a credit in the amount of such insurance proceeds against the amount otherwise payable to the Indemnified Party.

         11.7. Representative of Selling Entities. Wherever in this Section 11 reference is made to multiple parties as Indemnifying or Indemnified Parties, Baker shall be deemed the representative of all the Selling Entities. Notices to or from such representative shall be deemed notice to or from all parties so represented, and the decisions of such representative regarding defense of claims and other matters arising under this Section 11 shall be deemed the decisions of all parties so represented, in each case unless the context clearly indicates otherwise.

         11.8.  Survival.

                  (a) Seller's Representations, Warranties, Covenants and Indemnities. All of the representations and warranties of the Seller (except for those contained in Section 5.1 (Organization), 5.2 (Corporate Approval) and 5.9 (Title to Acquired Assets), contained herein or in any document, certificate or other instrument required to be delivered hereunder shall survive the Closing and continue in full force and effect for 12 months following the Closing Date. The representations and warranties of the Seller contained in Sections 5.1, 5.2 and 5.9 shall survive the Closing and shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations). All covenants and indemnities of the Seller in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, shall survive the Closing and shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations).

                  (b) Buyer's Representations, Warranties, Covenants and Indemnities. All of the representations and warranties of the Buyer contained in
Section 6 (except for those contained in Section 6.1 (Organization) and 6.2 (Corporate Approval), or in any document, certificate or other instrument required to be delivered hereunder shall survive the Closing and shall continue in full force and effect for 12 months following the Closing Date. The representations and warranties of the Buyer contained in Sections 6.1 and 6.2 shall survive the Closing and shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations). All covenants and indemnities of the Buyer in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, shall survive the Closing and shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations).


         12. OTHER COVENANTS OF THE PARTIES. The parties hereto covenant and agree as follows:

         12.1. Hart-Scott-Rodino Act. Each of the parties hereto shall cooperate with each other and promptly file any notification and report forms and related material that it may be required to file with the FTC and the DOJ under the
Hart-Scott-Rodino Act, shall use reasonable efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary.

         12.2.  Employees of Seller.

                  (a) The Buyer  may,  with  reasonable  notice  to the  Seller, contact such of Seller's employees engaged primarily in the Business as the Buyer may determine for the purpose of discussing the employment of such employees by the Buyer after the Closing, and the Seller will reasonably cooperate with the Buyer in such regard. The Buyer shall offer employment to the "Specified Field Employees," which term means the Seller's employees at the local store, dual manager, group manager, district merchandiser, district manager, senior district merchandiser and senior district manager levels who are employed by the Seller up to the day prior to the Closing, except (i) those employed at any of the Closeout Stores and (ii) any temporary or seasonal employees. The Buyer shall have no obligation to employ any other employees of the Seller, and shall have no other obligation or liability to any employees arising out of the termination by the Seller of the employment of any such employees as a result of the transactions contemplated by this Agreement, all of which obligations and liabilities, if any, shall be the sole responsibility of the Seller. Without limiting the generality of the foregoing, each Selling Entity shall jointly and severally indemnify and save harmless the Buyer from and against any and all liabilities and obligations of Baker or any Selling Entity to its current or former employees, consultants, salesmen and others providing services to Baker or any Selling Entity relating to their services prior to the Closing or arising as a consequence of the Closing, including, without limitation, (w) wages, salaries, bonuses and any other direct compensation, (x) Baker or any Selling Entity's obligations and liabilities under any retirement, deferred compensation, pension, profit-sharing or other employee benefit plan (including, without limitation, the Benefit Plans and Multiemployer Plans in accordance with Section 11.1),
  (y) any severance or termination pay or benefit arrangement or agreement, any accrued vacation pay, any life, health, or disability insurance or benefits, worker's compensation and any other employee benefits or other liabilities relating to Baker or any Selling Entity `s current or former employees or other service providers, and (z) any and all liabilities and obligations arising out of the Worker Adjustment and Retraining Notification Act ("WARN") or any similar state Law, the Comprehensive Omnibus Budget Reconciliation Act ("COBRA"), and any other Laws. The Buyer's continued employment of the Specified Employees who cease employment with the Seller in accordance with this Subsection 12.2(a) shall not cause such Specified Employees to change or modify any continuing employment relationship that may exist between such Specified Employees and a Licensor.

                  (b) The Seller will terminate, as of the Effective Time, the employment of all of its employees who are engaged in the Business, and provide on a timely basis to such employees and representatives any notices required, if any, under WARN, COBRA and/or ERISA. The Seller will fully pay all such employees (within normal pay periods or as otherwise required by Law) for all sums due them from the Seller including but not limited to all commissions, bonuses, accrued vacation pay and other employee benefits, except to the extent that the Buyer has agreed in writing to be responsible for such payments and has received a credit therefor in accordance with Section 4.3. The Seller shall also fully pay all sums which are due with respect to the Seller's employment of such persons for state and federal income tax withholding, medical insurance payments, social security and Medicare (both employee and employer shares), workers' compensation premiums, unemployment/disability compensation payments, and any and all other amounts which are due or which may become due as a result of the terminations contemplated by this section. At or prior to the time of such termination, the Seller shall remind all terminated employees of their obligations with respect to the confidential information of the Seller, which obligations continue beyond the Closing Date and will be enforceable by the Buyer after the Closing Date. The Seller shall make, or cause to be made, all payments now or in the future required to be made, and shall provide, or cause to be provided, all benefits now or in the future required to be provided, to Persons who retire from employment with the Seller, and the Buyer shall have no responsibility therefor. This termination by Seller is not intended to have any impact on the continuing employment relationship that may exist between any union employee and a Licensor who had been treated as a joint employer with Seller.

                  (c) All of the non-union employees who are engaged in the Business and whose employment will be terminated in connection with the transactions contemplated by this Agreement and who will be hired by the Buyer shall cease to participate in any of the Benefit Plans in accordance with the terms of such Benefit Plans and as required by applicable Law.

                  (d) Notwithstanding the foregoing, the Seller will transfer to the Buyer, and include as an Acquired Asset, or enforce on behalf of the Buyer if non-transferable, all interests of the Seller in any confidentiality agreement which it has entered into with (x) any of its employees engaged in the Business and whose employment will be terminated in connection with the transactions contemplated by this Agreement, or (y) any consultants whose consulting services have been used by the Business and whose consulting arrangement is not being assigned to the Buyer in connection with the transactions contemplated by this Agreement.

         12.3. Non-Competition. In consideration for, and as a condition to, Buyer's agreement to enter into this Agreement, the Buyer and each of the Selling Entities agree as follows:

                  (a) Scope of Agreement. Each of the Selling Entities agrees that during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Non-Competition Period"), it will not, and will cause each of its subsidiaries not to, directly or indirectly, either for themselves or for any other Person, permit their names to be used by or participate in any business or enterprise identical to or similar to the Business as the same is engaged in as of the date of this Agreement and which is located in North America. In furtherance and not in limitation of the foregoing, any one or more of the following actions shall be deemed to be the operation of a "business or enterprise identical to or similar to the Business:" operation of stand-alone footwear stores, operation of licensed footwear departments in stores operated by independent third parties, acting as a supplier of footwear to stores operated by independent third parties, or bidding for or negotiating for the right to do any of the foregoing. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner, investor or otherwise; provided, that the term "participate" shall not include ownership of less than two percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. Notwithstanding the foregoing, this covenant shall not restrict the Seller's continued operation of its Casual Male Big & Tall, B&T Factory Stores and Repp Big & Tall businesses, its Work `n Gear business, or the Footwear Departments at the Closeout Stores, in each case as the same are currently being operated. Each of the Selling Entities agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

                  (b) Tolling of Non-Competition Period. In the event of an alleged breach or violation by any such Persons of any of the provisions of this
Section 12.3, the Non-Competition Period described above will be tolled until such alleged breach or violation is resolved. Each Selling Entity agrees that these restrictions are reasonable.

                  (c) Reasonableness. If, at the time of enforcement of any of the provisions of this Section 12.3, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

                  (d) Independent Agreement. Each Selling Entity agrees that, if the Closing occurs hereunder, the covenants made in Section 12.3(a) shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

         12.4. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. If the disclosure contained in any such supplement (i) relates to events occurring before execution of this Agreement or (ii) alone or together with other supplements or amendments materially adversely affects the representation to which the amendment or supplement relates, the party receiving the amendment or supplement may determine not to accept it as a modification of the relevant representation. Notice of such determination, if made, shall be given by the receiving party to the other party not later than 15 days after it received the disclosure in question. If such notice is not timely given, or if the disclosure in question did not contain any matter of the nature specified in clause (i) or
(ii) of the second preceding sentence, the relevant representation shall be deemed modified by the disclosure in the amendment or supplement with the same effect as though that disclosure had been included in the relevant Disclosure Schedule as furnished prior to execution of this Agreement.

         12.5 Tax Clearances. Between the date hereof and the Closing Date, the Seller shall obtain and provide to the Buyer all clearance certificates or similar documents that are required by any state, local or other Tax authority in order to relieve the Buyer of any obligation to withhold or escrow any portion of the Purchase Price or otherwise be subject to transferee liability for any Tax liabilities of the Seller.

         12.6 Precautionary Filings. The Seller has: (i) filed certain Uniform Commercial Code Financing Statements (the "Precautionary Filings"), designating one of the Selling Entities as owner of footwear inventory in the Stores of certain Licensors, which are more particularly described on Schedule 12.6. The Buyer acknowledges that the Seller has neither made such Precautionary Filings with respect to the inventory in all Stores, not sent notification letters to the secured parties of any Licensor. The Seller shall: (i) execute and deliver to the Buyer assignments of the Precautionary Filings assigning the Seller's interest in the Precautionary Filings to the Buyer, utilizing uniform commercial code assignment forms prepared by the Buyer or the Buyer's counsel, and in form and substance reasonably satisfactory to the Seller and the Buyer; and (ii) cooperate with and assist Buyer, either before or after the Closing, in notifying each of the Licensors' secured parties of the Buyer's interest in the inventory, furniture, fixtures, proceeds and other collateral identified in the Precautionary Filings in order to protect such inventory, furniture, fixtures, proceeds and other assets owned by the Buyer from the creditors of the Licensors' secured parties.

         12.7 Disposition of Furniture and Fixtures. The Seller shall identify in writing to the Buyer, prior to the Closing, each item of Furniture or Fixture acquired or disposed of during the Interim Period which has a value of $100 or more; provided, that an item disposed of for no consideration (i.e., discarded) need not be identified unless it had a value in excess of $500.

         12.8 Special Provision Regarding Insolvency. If prior to the Closing, there is pending with respect to any Licensor identified on Schedule 3.4(i) an Insolvency Proceeding pursuant to Chapter 7, Title 11, United States Code or any comparable state law provision, the Buyer shall have the right (which shall be its sole remedy hereunder for such event), exercisable by written notice delivered to the Seller prior to the Closing, and in any event no less than seven days after public announcement of the Insolvency Proceeding, to remove from the Acquired Assets those assets relating to that Licensor, in which event the parties shall agree upon reasonable mechanisms to accomplish that change, including proportionally adjusting the Inventory Target to reflect the elimination from "Inventory" of the footwear in the Stores of that Licensor.


         13.  GENERAL.

         13.1     Termination.  This Agreement may be terminated:

                  (a) at any time prior to the Closing by mutual agreement of the Buyer and the Seller;

                  (b) by either the Buyer or the Seller by written notice to the other if the Closing has not occurred by February 28, 2001 (the "Cutoff Date"); provided, that the right to terminate this Agreement under this Section 13.1(b) shall not be available to any party whose failure to fulfill in any material respect any obligation or closing condition under this Agreement has caused or resulted in the failure of the Closing to occur on or before the Cutoff Date;

                  (c) by the Buyer, at any time when the Seller is in breach of any of its material covenants pursuant to this Agreement or if any representation or warranty of the Seller is false or misleading in any material respect; and such default is not capable of being cured; provided that the Buyer shall not have the right to terminate hereunder based solely on a breach of
Section 5.6; or

                  (d) by the Seller, at any time when the Buyer is in breach of any of its material covenants pursuant to this Agreement or if any representation or warranty of the Buyer is false or misleading in any material respect; and such default is not capable of being cured.

                  If this Agreement is terminated pursuant to this Section 13.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 13.1, in Section 13.2, and in Section 10 shall survive the termination hereof, and (b) no such termination shall relieve any party of any liability or damages resulting from any willful breach or default of any representation, warranty, covenant, agreement, provision or term in any Transaction Document which exists at the time of such termination.

         13.2.  Expenses; Termination Fee.

         (a) All transfer and sales Taxes payable with respect to the sale and conveyance of the Acquired Assets to the Buyer shall be paid by the Seller. All fees and expenses incurred in connection with the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses, except as otherwise provided in Section 3.5, whether or not the transactions contemplated hereby are consummated. Without limiting the foregoing, each party shall pay its own costs, in connection with preparing the Hart-Scott-Rodino filings referenced herein, it being understood that the Buyer, as the acquiring party, shall be solely responsible for paying the Hart-Scott-Rodino filing fees.

         (b) Notwithstanding subsection (a) above, in the event that (i) a Competing Proposal shall have been made after the date hereof, (ii) thereafter this Agreement is terminated (x) by the Seller prior to June 1, 2001 pursuant to
Section  13.1(b),  or (y) by the Buyer  pursuant  to either  Section  13.1(b) or
Section 13.1(c) (other than where the Buyer relies, as the basis for its termination or its failure to close by the Cutoff Date, solely on (ww) breaches of material covenants with which the Seller could not have complied through the exercise of commercially reasonable efforts and/or (xx) the failure of representations and warranties, which were true in all material respects on the date hereof, to be true in all material respects at or near an anticipated closing date so as to satisfy Section 8.1, where the Seller could not have caused such initially true representations and warranties to satisfy Section 8.1 through the exercise of commercially reasonable efforts), and (iii) prior to, or within 12 months after, such termination any Selling Entity (x) enters into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (an "Acquisition Agreement") which constitutes a Competing Proposal, or is related to, or which is intended to or is reasonably likely to lead to, a Competing Transaction, or (y) consummates a Competing Transaction; then immediately after all conditions (i),
(ii) and (iii) above are met, the Seller shall pay to the Buyer a fee equal to Four Million Dollars ($4,000,000) (the "Termination Fee") by wire transfer of same day funds to an account designated by the Buyer.

         (c) The parties acknowledge that the agreements contained in Section 13.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, the Buyer shall be entitled to its reasonable out-of-pocket legal fees and expenses incurred to enforce the payment of the Termination Fee and if the Seller fails promptly to pay the Termination Fee when due, the Seller shall be required to pay to the Buyer interest on the Termination Fee from the due date through the payment date at the Prime Rate plus 2%.

         13.3. Notices. All notices, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, as follows:

         If to the Seller or to any Selling Entity, to:

                  J. Baker, Inc.
                  555 Turnpike Street
                  Canton, Massachusetts 02021
                  Attention:  Chief Executive Officer

         with a copy sent contemporaneously to the same address,
                  Attention:  General Counsel

         If to the Buyer, to:

                  Footstar Corporation
                  933 MacArthur Boulevard
                  Mahwah, New Jersey 07430
                  Attention:  Chairman, President and Chief Executive Officer

         with a copy sent contemporaneously to the same address,
                  Attention:  General Counsel

         Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, and (c) if mailed, three (3) days after being mailed as described above.

         13.4. Governing Law. The validity and construction of this Agreement shall be governed by and construed in accordance with the internal laws (and not the choice-of-law rules) of the State of Delaware.

         13.5. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

         13.6. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 13.6 shall prevent the Buyer, without the consent of the Seller, from transferring or assigning all or part of this Agreement or all or any part of its rights or obligations hereunder to an Affiliate of the Buyer, but no such transfer or assignment shall relieve the Buyer of its obligations under this Agreement.

         13.7. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

         13.8. Further Assurances. The parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

         13.9. Absence of Third Party Beneficiary Rights. Except as otherwise expressly provided herein, no provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any Person other than the Seller and the Buyer.

         13.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.11. Satisfaction of Conditions Precedent. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable business efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable business efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using reasonable business efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Each party will promptly inform the other of any facts applicable to it that would be likely to prevent or materially delay completion of the Agreement. Nothing in this section shall be construed to require any party to waive any right or condition under this Agreement.

         13.12. Business Records. The Buyer acknowledges that certain business records of the Seller relating to the Business prior to the Closing will be conveyed to the Buyer as part of the Acquired Assets, and that the Seller may from time to time require access to or copies of such records in connection with Tax matters and claims arising with respect to their operations prior to the Closing or the winding up of their affairs, and the Buyer agrees that upon reasonable prior notice from the Seller, it will, during normal business hours, provide the Seller with either access to or, at the Buyer's option, copies of such records for such purposes. The Seller agrees to hold any confidential information so provided in confidence and to use such information only for the purposes described above. The Buyer agrees that it will not within six (6) years after the Closing Date destroy any business records prepared prior to the Closing without first notifying the Seller and affording it the opportunity to remove or copy them. For purposes of the preceding sentence, any notice from the Buyer delivered in accordance with Section 13.3 shall be deemed to be adequate notice if not responded to in writing by the Seller within thirty (30) days.

         The Seller acknowledges that the Buyer, in connection with Tax matters and claims arising with respect to its operations after the Closing, may from time to time require access to or copies of certain records which the Seller does not convey to the Buyer hereunder (whether by mistake or because such records are intertwined with the Seller's records relating to its other businesses and the portions relating solely to the Business cannot readily be conveyed). The Seller agrees that upon reasonable prior notice from the Buyer, it will, during normal business hours, provide the Buyer with either access to or, at the Seller's option, copies of such records for such purposes. Without limiting the foregoing, the Seller shall upon the Buyer's request provide to the Buyer access to or, at the Seller's option, copies of employment Tax returns and records, including state unemployment insurance records and returns, sales and use Tax returns and personal property renditions, to the extent related to the Business. The Buyer agrees to hold any confidential information so provided in confidence and to use such information only for the purposes described above. The Seller agrees that it will not within six (6) years after the Closing Date destroy any business records prepared prior to the Closing and relating in any way to the Business without first notifying the Buyer and affording it the opportunity to remove or copy them. For purposes of the preceding sentence, any notice from the Seller delivered in accordance with Section 13.3 shall be deemed to be adequate notice if not responded to in writing by the Buyer within thirty
(30) days.

         13.13. Press Releases. No press release, announcement, report or filing with respect to the transactions contemplated by this Agreement (other than those required by law) shall be issued, made, delivered or filed without the prior mutual agreement of the parties, and any such legally required action shall be taken only after consultation with the other party.

         13.14. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

         13.15. Risk of Loss. The risk of loss or damage by fire or other casualty to the Acquired Assets until the Closing Date shall be upon the Seller. In the event of such loss or damage prior to the Closing Date, the Seller shall promptly restore, replace or repair the damaged property to its condition immediately prior to such loss or damage at its own cost or expense. In the event such loss or damage shall not be restored, replaced or repaired by the Closing Date, the Buyer shall, at its option (a) defer the Closing Date until such restorations, replacements, or repairs are made, or (b) receive the damaged assets and all insurance proceeds to which the Seller would be entitled as a result of such loss or damage plus an amount equal to the applicable deductible, or (c) reject such damaged assets, excluding such damaged assets from the Acquired Assets and, to the extent such damaged assets would otherwise have constituted Inventory, excluding such damaged assets from the definition of Inventory for purposes of the purchase price calculation in Section 3 hereof.

         13.16 Additional Parties. J. Baker has endeavored to identify each of its direct or indirect subsidiaries that own any assets which are used primarily in the Business, and has caused each of them to execute and deliver this Agreement as a Selling Subsidiary. If it is subsequently determined that any direct or indirect subsidiary of J. Baker owns any assets used primarily in the Business and is not a party hereto, J. Baker shall promptly cause each such subsidiary to become a party hereto as a Selling Subsidiary. Until such time, J. Baker shall be deemed to have made all representations, warranties and covenants with respect to such assets as though J. Baker were the owner thereof.

         13.17 Construction. When this Agreement refers to an asset which is "used primarily in the Business" (or words of similar import), the intent is to refer to (a) those assets which are used exclusively in the Business, and (b) those assets which are used almost exclusively in the Business but which may have some minimal connection with, or minimal use in the Non-Footwear Businesses, such that the transfer of those assets would be expected by any reasonable purchaser of the Business and would have no effect or an insignificant effect on the Non-Footwear Business.

         13.18. Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Disclosure of a particular item on one Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in a different
Schedule if such disclosure identifies the exception with reasonable particularity.

         13.19. Specific Performance; Remedies. Each party hereto acknowledges that the Business is unique and that the Buyer's opportunity to acquire the
Business is a unique business opportunity for Buyer. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including, without limitation, the covenants or agreements contained in Section 12.3 and the confidentiality obligations set forth in Section 10. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the covenants and agreements contained in this Agreement. Notwithstanding the foregoing, if the transactions contemplated hereby are consummated on the Closing Date, then the parties' sole remedy and recourse following the Closing Date for a breach of any representation, warranty, covenant or agreement contained herein (other than a breach of the covenants or agreements contained in Section 12.3 and the confidentiality obligations set forth in Section 10) shall be the indemnification provisions of Section 11.

         13.20. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE SELLER NOR THE BUYER MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR
FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

         13.21. Non-waiver. Any party's failure to exercise any right or remedy hereunder or to require compliance with any duty, obligation, or responsibility of any party under this Agreement shall not be a waiver or an estoppel of the right to exercise such right or remedy or to insist on such compliance at any other time or on any other occasion.

         13.22. Cumulative Remedies. Except as expressly provided to the contrary herein, no remedy herein conferred upon or reserved to the Buyer or the Seller is intended to be exclusive of any other remedy and each such remedy shall be cumulative, and shall be in addition to every other remedy given under this Agreement, or now or hereafter existing at law or in equity or by statute.

         13.23. Representations and Warranties not Modified by Due Diligence. Each party intends to, and is entitled to, rely on the representations and warranties of the other herein, and no representation or warranty made hereunder shall be deemed limited or diminished in any way by virtue of any information which the party to whom that representation or warranty obtained or had access to, as part of its due diligence in connection with the transactions contemplated by this Agreement, or otherwise.

         13.24. Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

            [The remainder of this page is intentionally left blank]

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.



THE BUYER:
                                            FOOTSTAR CORPORATION


                                            By: CARLOS E. ALBERINI
                                               ---------------------------------
                                      Name:     Carlos E. Alberini
                                     Title:     Senior Vice President and
                                                Chief Financial Officer


THE SELLER:
                                            J. BAKER, INC.


                                            By: ALAN I. WEINSTEIN
                                               ---------------------------------
                                      Name:     Alan I. Weinstein
                                     Title:     President and Chief Executive
                                                Officer

THE SELLING ENTITIES:
                                            JBI, INC.



                                            By: ALAN I. WEINSTEIN
                                               ---------------------------------
                                      Name:     Alan I. Weinstein
                                     Title:     President and Chief Executive
                                                Officer

                                            MORSE SHOE, INC.



                                            By: ALAN I. WEINSTEIN
                                               ---------------------------------
                                      Name:     Alan I. Weinstein
                                     Title:     President and Chief Executive

                                   Exhibit 8.5

                             FORM OF CLOSING OPINION
                               OF SELLER'S COUNSEL

                                     [Date]

To the Buyer

Ladies and Gentlemen:

         We are furnishing this opinion to you pursuant to Section ___ of the Asset Purchase Agreement dated as of ___________, 2000 (the "Purchase Agreement") among Footstar Corporation, a Texas corporation (the "Buyer"), J. Baker, Inc., a Massachusetts corporation (the "Company"), JBI, Inc., a Massachusetts corporation ("JBI"), Morse Shoe, Inc., a Delaware corporation ("Morse") and the other subsidiaries of the Company, JBI and Morse who are identified on the signature page thereto. Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

         We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on representations made in the Transaction Documents and certificates and other inquiries of officers of the Company and the Selling Subsidiaries. We also have relied on certificates of public officials.

         Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:


         1. The Company and each Selling Subsidiary is validly existing as a corporation and in good standing under the law of its jurisdiction of incorporation and has the corporate power to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

         2. Each of the Company and the Selling Subsidiaries has duly authorized, executed and delivered the Transaction Documents to which it is a party, and such Transaction Documents constitute its valid and binding obligations enforceable against it in accordance with their terms.

         3. The execution and delivery by each of the Company and the Selling Subsidiaries of the Transaction Documents to which it is a party do not and the performance by it of its obligations thereunder will not (i) violate Massachusetts , Delaware or federal law or any court order, judgment or decree listed on Schedule __ to the to the Purchase Agreement , (ii) result in a violation of or constitute a default under or breach of, or result in the creation of a Lien or a right of acceleration under, any of the agreements or instruments listed on Schedule ___ to the Purchase Agreement or (iii) violate its charter or by-laws.

         Our opinions above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

         This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May
1998).

         This opinion is being furnished only to you in connection with the transaction described above and may not be relied on without our prior written consent for any other purpose or by anyone else other than your participants and assignees permitted by the Purchase Agreement.


                                                     Very truly yours,

                                   Exhibit 9.4

                             FORM OF CLOSING OPINION
                               OF BUYER'S COUNSEL

                                     [Date]

To the Seller

Ladies and Gentlemen:

         We are furnishing this opinion to you pursuant to Section ___ of the Asset Purchase Agreement dated as of ___________, 2000 (the "Purchase Agreement") among Footstar Corporation, a Texas corporation (the "Buyer"), J. Baker, Inc., a Massachusetts corporation (the "Company"), JBI, Inc., a Massachusetts corporation ("JBI"), Morse Shoe, Inc., a Delaware corporation ("Morse") and the other subsidiaries of the Company, JBI and Morse who are identified on the signature page thereto. Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

         We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on representations made in the Transaction Documents and certificates and other inquiries of officers of the Buyer. We also have relied on certificates of public officials.

         Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:


         1. The Buyer is validly existing as a corporation and in good standing under the law of its jurisdiction of incorporation and has the corporate power to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

         2. The Buyer has duly authorized, executed and delivered the Transaction Documents to which it is a party, and such Transaction Documents constitute its valid and binding obligations enforceable against it in accordance with their terms.

         3. The execution and delivery by the Buyer of the Transaction Documents to which it is a party do not and the performance by it of its obligations thereunder will not (i) violate Texas or federal law or any court order, judgment or decree listed on Schedule __ to the to the Purchase Agreement , (ii) result in a violation of or constitute a default under or breach of, or result in the creation of a Lien or a right of acceleration under, any of the agreements or instruments listed on Schedule ___ to the Purchase Agreement or
(iii) violate its charter or by-laws. [Those portions of this opinion governed by Texas law shall be given by the Buyer's General Counsel or Assistant General Counsel, relying solely on a review of corporate records. Such counsel is not admitted to the Texas bar.]

         Our opinions above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

         This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May
1998). [Alternatively, counsel's opinion may contain assumptions and exceptions which are not materially inconsistent with those contained in the above-references Legal Opinion Principles.]

         This opinion is being furnished only to you in connection with the transaction described above and may not be relied on without our prior written consent for any other purpose or by anyone else other than your participants and assignees permitted by the Purchase Agreement.


                                                     Very truly yours,